NON-COMPETITION, NON-DISCLOSURE
                                       AND
                           NON-SOLICITATION AGREEMENT



         THIS NON-COMPETITION, NON-DISCLOSURE AND NON-SOLICITATION AGREEMENT ("Agreement"), dated as of October 3, 2006 (the "Effective Date"), by and between THE LAMCO GROUP, INC. ("Lamco") and Nicholas J. Lamoriello ("Lamoriello" and collectively with Lamco, the "Seller") and National Investment Managers Inc., a Florida corporation ("NIM").

RECITALS


      A. Pursuant to that certain Stock Purchase Agreement, dated as of October 3, 2006, by and among NIM and Seller, Lamoriello & Co., Inc., a corporation organized under the laws of Rhode Island ("LCI"), Circle Pension, Inc., a corporation organized under the laws of New York ("CPI"), and Southeast Pension Services, Inc., a corporation organized under the laws of Florida ("SPSI," and together with LCI and CPI, the "Companies") (the "Purchase Agreement"), the Companies are being acquired by NIM. Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

      B. Lamco has been a principal shareholder and Lamoriello has been an officer, director and employee of Companies for many years and have developed and received special, unique and extraordinary knowledge, information and goodwill in connection therewith.

      C. It is a condition precedent to the consummation of the transactions contemplated by the Purchase Agreement, and an inducement to NIM to enter into the Purchase Agreement and effect the purchase of the Companies and their respective businesses thereunder and the goodwill represented thereby, that the parties hereto execute and deliver this Agreement.

         NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1 Non-Competition; Non-Solicitation. Commencing on the date hereof and ending on the last day of the Restricted Period (as defined below), Seller covenants and agrees that Seller will not, without NIM's prior written consent, directly or indirectly, either on behalf of himself or on behalf of any business venture, as an employee, consultant, partner, principal, stockholder, officer, director, trustee, agent, or otherwise (other than on behalf of NIM or its Affiliates):

      (A) Engage in the business of providing record-keeping and administrative services for retirement plans and sales of insurance products to clients of third party administrators (the "Restricted Business") anywhere in the Territory (as defined below), or be employed by, engage or participate in the ownership, management, operation or control of, or act in any advisory, expert, consulting or other capacity for, any entity or individual engaged in the Restricted
Business anywhere in the geographical area within the United States (the "Territory");

      (B) solicit or divert any Restricted Business or any customer receiving Restricted Business services from NIM or its Affiliates or assist any person, firm, corporation or other entity in doing so or attempting to do so;

      (C) cause or seek to cause any person, firm or corporation to refrain from dealing or doing business with NIM or its Affiliates with respect to Restricted Business or assist any person, firm, corporation or other entity in doing so; or

      (D) hire, solicit or divert from NIM or its Affiliates any of their respective employees, consultants or agents who have, at any time during the immediately preceding one (1) year period from the date hereof or during the Restricted Period, been engaged by NIM or its Affiliates, nor assist any person, firm, corporation or other entity in doing so.

      As used in this Agreement, the term "Affiliates" shall mean any entity controlling, controlled by or under the common control of NIM. For the purpose of this Agreement, "control" shall mean the direct or indirect ownership of fifty (50%) percent or more of the outstanding shares or other voting rights of an entity or possession, directly or indirectly, of the power to direct or cause the direction of management and policies of an entity.

      As used in this Agreement, "Restricted Period" means the period commencing on the date hereof and ending on the later of (i) three (3) years from the date hereof or (ii) two (2) years from the date of Seller's termination of employment or consulting period with NIM, or any Affiliate of NIM, for any reason.

2 Nondisclosure. Seller understands and agrees that the business of NIM and its Affiliates is based upon specialized work and Confidential Information (as hereinafter defined). Seller agrees that following the termination of Seller's employment or consulting period with NIM or any Affiliate of NIM and for all times thereafter, he shall keep secret all such Confidential Information and that he will not, directly or indirectly, use for his own benefit or for the benefit of others nor Disclose (as hereinafter defined), without the prior written consent of NIM, any Confidential Information. At any time upon NIM's request, Seller shall turn over to NIM all books, notes, memoranda, manuals, notebooks, records and other documents made, compiled by, delivered to, or in the possession or control of Seller containing or concerning any Confidential Information, including all copies thereof, in any form or format, including any computer hard disks containing Confidential Information, wherever located, containing any such information, it being agreed that the same and all information contained therein are at all times the exclusive property of NIM and its Affiliates; provided, however, in the event that computer hard disks contain Confidential Information as well as information confidential to the Seller, then Seller shall make copies of all Confidential Information on such computer hard disks and return such copies to NIM and delete the Confidential Information from such computer hard disks.


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

      As used in this Agreement, the term "Confidential Information" means any information or compilation of information not generally known to the public or the industry, that is proprietary or confidential to NIM, its Affiliates and/or those doing business with NIM and/or its Affiliates, including but not limited to know-how, process, techniques, methods, plans, specifications, trade secrets, patents, copyrights, supplier lists, customer lists, mailing lists, financial information, business plans and/or policies, methods of operation, sales and marketing plans and any other information acquired or developed by Seller in the course of his past, present and future dealings with NIM and its Affiliates, which is not available to the public.

      "Confidential Information" does not include any information, datum or fact: (a) currently available to the public as of the date hereof; (b) after it becomes available to the public other than as a result of a breach hereof or other wrongful conduct by Executive; (c) after it becomes available to Executive on a nonconfidential basis from a source other than NIM or its Affiliates or a person or entity breaching his or its confidentiality agreement or other relationship of confidence with NIM or its Affiliates; or (d) developed independently by Seller without any reference to or use whatsoever of any Confidential Information of NIM or its Affiliates.

      As used in this Agreement, the term "Disclose" means to reveal, deliver, divulge, disclose, publish, copy, communicate, show, allow or permit access to, or otherwise make known or available to any third party, any of the Confidential Information.

3 Covenants of NIM. NIM, for itself and its affiliates, hereby covenants and agrees that it and they will not, during the Restricted Period hire, solicit or divert from Lamco Advisory Services, Inc., an affiliate of Seller ("Advisory"), any of its respective employees, consultants or agents who have, at any time during the immediately preceding one (1) year period from the date hereof or during the Restricted Period, been engaged by Advisory, nor assist any person, firm, corporation or other entity in doing so.

4 Blue Pencil Doctrine. In the event that the restrictive covenants contained in Sections 1, 2 and/or 3 of this Agreement shall be found by a court of competent jurisdiction to be unreasonable by reason of such restrictive covenants extending for too great a period of time or over too great a geographic area or by reason of such restrictive covenants being too extensive in any other respect, then such restrictive covenant shall be deemed modified to the minimum extent necessary to make such restrictive covenant reasonable and enforceable under the circumstances.

5 Injunctive Relief. If any party shall breach or threaten to breach any of the provisions of Sections 1, 2 and/or 3 hereof, in addition to and without limiting any other remedies available at law or in equity, the non-breaching party shall be entitled to seek immediate injunctive relief in any court having jurisdiction to restrain any such breach or threatened breach and to enforce the provisions of Section 1, 2 and/or 3, as the case may be. The parties acknowledge and agree that there is no adequate remedy at law for any such breach or threatened breach and, in the event that any proceeding is brought seeking injunctive relief, the breaching party shall not use as a defense thereto that there is an adequate remedy at law.

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

6 Reasonableness of Covenants. Seller acknowledges and agrees that the restrictive covenants contained in this Agreement are a necessary inducement to Purchaser purchasing Seller's ownership interests in NIM and its subsidiaries, and that the scope (geographic and otherwise) and period of duration of the restrictive covenants contained in this Agreement are both fair and reasonable and that the interests sought to be protected by NIM are legitimate business interests entitled to be protected. Seller further acknowledges and agrees that NIM would not have purchased Seller's ownership interests in the Companies pursuant to the Purchase Agreement unless Seller entered into this Agreement. NIM acknowledges and agrees that the restrictive covenants set forth in Section 3 hereof are a necessary inducement to Seller entering into the Purchase Agreement and other agreements executed in connection therewith, and are fair and reasonable in scope and duration, and that the interests sought to be protected by Seller are legitimate business interests entitled to protection.

7 General Provisions.

      (A) Entire Agreement. This Agreement, together with the Purchase Agreement and any other agreements contemplated thereby, contain the entire agreement of the parties hereto with respect to the subject matter hereof, and supersede all prior or contemporaneous agreements and understandings, oral or written, among the parties hereto and thereto with respect to the subject matter hereof and thereof.

      (B) Amendment; Waiver. No amendment or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by all of the parties and then such waiver shall only be effective in the specific instance and for the specific purpose for which it was given.

      (C) Notices. All notices and other communications under this Agreement shall be in writing and shall be given in accordance with the notice provisions of the Purchase Agreement.

      (D) Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representative(s), successors and permitted assigns. This Agreement may be assigned to, and thereupon shall inure to the benefit of, any organization which succeeds to substantially all of the business or assets of NIM or Seller, whether by means of merger, consolidation, acquisition of all or substantially all of the assets of NIM or Seller or otherwise, including, without limitation, by operation of law.

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

      (E) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in that state, without regard to any of its principles of conflicts of laws or other laws that would result in the application of the laws of another jurisdiction. This Agreement shall be construed and interpreted without regard to any presumption against the party causing this Agreement to be drafted. Each of the parties hereby unconditionally and irrevocably waives the right to a trial by jury in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the parties unconditionally and irrevocably consents to the exclusive jurisdiction of the courts of the State of New York located in the County of New York and the Federal district court for the Southern District of New York located in the County of New York with respect to any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and each of the parties hereby unconditionally and irrevocably waives any objection to venue in any such court.

(F) Recovery of Attorneys' Fees and Costs. If any action for breach of or to enforce the provisions of this Agreement is commenced, the court in such action shall award to the party in whose favor a judgment is entered, a reasonable sum as attorneys' fees and costs. Such attorneys' fees and costs shall be paid by the non-prevailing party in such action.

(G) Headings. The headings to the paragraphs of this Agreement are intended for the convenience of the parties only and shall in no way be held to explain, modify, amplify or aid in the interpretation of the provisions hereof.

(H) Severability. The provisions of this Agreement shall be deemed severable and if any portion hereof shall be held invalid, illegal or unenforceable for any reason by a court of competent jurisdiction, the remainder shall not thereby be invalidated but shall remain in full force and effect.

(I) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement. In addition, the parties may execute multiple original copies of this Agreement, each of which shall be considered an original, but all of which shall be considered the same Agreement.




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

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.




                                         NATIONAL INVESTMENT MANAGERS INC.


                                         By: /s/Leonard A. Neuhaus
                                         Name: Leonard A. Neuhaus
                                         Title: COO/CFO


                                         /s/Nicholas J. Lamoriello
                                         Nicholas J. Lamoriello



                                         LAMCO GROUP, INC.


                                         By: /s/Nicholas J. Lamoriello
                                         Name: Nicholas J. Lamoriello
                                         Title: President









                                [SIGNATURE PAGE -
                       NON-COMPETITION, NON-DISCLOSURE AND
                           NON-SOLICITATION AGREEMENT]



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